Exhibit 23.1
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Micromet, Inc. for the registration of 6,536,193 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2006, with respect to the financial statements of Micromet AG included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-131817) and related Proxy Statement/ Prospectus of CancerVax Corporation, filed with the Securities and Exchange Commission.
Ernst & Young AG
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft

G. von Borries	Dr. E. Napolitano

German Public Auditor	German Public Auditor
Munich, Germany
September 6, 2006